                                                                    EXHIBIT 1.28

          THIS SUBLEASE is dated for reference the 12th day July, 2002,

BETWEEN:

                              VIREXX RESEARCH INC.
                      (hereinafter called the "Sublessor")

                                     - and -

                                  ALTAREX CORP.

                      (hereinafter called the "Sublessee")

                               SUBLEASE AGREEMENT

         WHEREAS by a lease dated the first day of August, 1997 (attached hereto as Schedule "A") made between The Governors of the University of Alberta (the "University") and the Sublessee, the University did demise and lease to the Sublessee the premises being a portion of the building known as the Dentistry/Pharmacy Building for a term of five (5) years expiring on the 31st day of July, 2002 (the "Head Lease");

         AND WHEREAS by a Lease Renewal Agreement dated the 27th day of February, 2002, the University and the Sublessee-agreed to renew the lease as provided for in the Lease Renewal Agreement (attached hereto as Schedule
"B") (the Lease and Lease Renewal Agreement are hereinafter collectively referred to as the "Head Lease");

         AND WHEREAS by a Consent to Lease Assignment Agreement dated the 27th day of February, 2002 the University consented to the assignment of the Head Lease from the Sublessee to the Sublessor, such assignment to be effective from and after August 1, 2002;

         AND WHEREAS by a Lease Assignment Agreement dated the 12th day of July, 2002 the Sublessee assigned the Head Lease to the Sublessor to be effective from and after August 1, 2002;

         AND WHEREAS the Sublessor has agreed to sublease a portion of the Demised Premises (as defined in the Head Lease) to the Sublessee on the terms and conditions set out in this Agreement;

         NOW THEREFORE in consideration of the rents, covenants and agreements provided for herein, and for other valuable consideration, the Sublessor and Sublessee hereby covenant and agree as follows:

                                       2.

1.       SUBLEASE;

1.1 The parties hereby agree that, with the exception of covenants and agreements specifically excluded herein, this Sublease is subject to and subordinate in all respects to the Head Lease.

1.2 The Sublessee agrees that nothing herein contained shall be deemed to grant the Sublessee any rights which, would conflict with any of the covenants and conditions of the Head Lease, and the Sublessee agrees that it will do nothing in, on or about the Demised Premises or fail to do anything which would result in the breach by the Sublessor of its undertakings and obligations under the Head Lease and the Sublessee will indemnify and save harmless the Sublessor, its successors, assigns, officers, directors, employees, operators, agents and lessees from all claims of whatsoever nature arising in respect thereof.

1.3 Nothing contained herein shall be construed as a guarantee by the Sublessor of any of the obligations, covenants, warranties, agreements, or undertakings of the University in the Head Lease nor as an absolute or unconditional undertaking by the Sublessor on the same terms as are contained in the Head Lease. In the event the Sublessor becomes entitled as the Tenant under the Head Lease, to make or forbear from making any election, to give or receive any notice, to grant or withhold any approval, to do any act, or otherwise to enforce any right or exercise any remedy under any of the provisions of the aforesaid Head Lease, the Sublessor, in its sole and absolute discretion, may either take or forbear from taking such action as it deems appropriate for the protection of its interests as The Tenant and those of the Sublessee, or may assign to the Sublessee, without recourse upon or liability of any kind to the Sublessor, such rights as the Sublessor may have in the matter under the Head Lease. Without limiting the generality of the foregoing, the Sublessee shall in no event have the right to exercise any right, privilege, or prerogative conferred upon the Tenant in the Head Lease which relates in any way to construction, alteration, remodelling, reconstruction, restoration, or rebuilding of any improvements on the Demised Premises, but the Sublessor alone, as the Tenant in the Head Lease, shall exercise all such rights, privileges, and prerogatives and shall enforce all such provisions so as to bring about, to the best of its ability, the construction, alteration, remodelling, reconstruction, restoration or rebuilding of improvements of substantially the character provided for in the Head Lease. The Sublessee hereby expressly acknowledges that the Sublessor has made no representations or warranties, express on implied, as to the adequacy, condition or usefulness of the Demised Premises and any such representation or warranty, statutory or otherwise, is hereby waived by the Sublessee.

2.       PREMISES:

2.1 The Sublessor hereby subleases to the Sublessee that portion of the Demised Premises described as:

         Lab Space - rooms 1136, ll38, 1138A and 1138B

                                       3.

         Office Space - room 1131

         (hereinafter referred to as the "Sublet Space")

         to be used, for the sole purposes of a pharmaceutical laboratory by the Sublessee.

2.2      That portion of the Demised Premises described as:

         Lab Space - rooms 1122, 1126 and 1128

         Clean Space - room 1129

         Office Space - rooms 1123A, 1123B, 1134 and 1/2 of 1130

         shall be for the exclusive use of the Sublessor (hereinafter referred to as the "Exclusive Space")

2.3 The parties agree that the Sublet Space encompasses approximately 123.4 m(2) and that the Exclusive Space encompasses approximately 230.8 m(2). The remaining portion of the Demised Premises, encompassing approximately 394.4 m(2) shall be shared space (the "Shared Space"). The Sublessee and the Sublessor shall be equally entitled to use and enjoy the Shared Space provided that such use and enjoyment does not conflict with the terms and provisions of the Sublease.

3.       TERM:

3.1 The term of this Sublease shall commence August 1, 2002 and expire on July 31, 2003. Provided that the term of the Head Lease has not expired or been terminated and that the Sublessee has complied with the term and conditions of this Sublease, the Sublessor shall offer to renew this Sublease on and subject to such terms, covenants and conditions as may be agreed to in writing between the parties.

4.       RENTAL:

4.1 The rental payable by the Sublessee during the term hereof shall be Forty Seven Thousand and Sixty Four ($47,064.00) Dollars annually, to be paid in equal monthly instalments of Three Thousand Nine Hundred and Twenty Two ($3,922.00) Dollars. The monthly instalment shall be payable on the the first day of each month in advance at the Sublessor's office at 1123 Dentistry/Pharmacy Building, University of Alberta, Edmonton, Alberta, T6G 2N8, or at such other place hereinafter designated in writing by the Sublessor. Any monthly rental instalment not paid when due shall bear interest at a rate per annum of three per cent above the prime lending rate of the Royal Bank of Canada in effect on the first day of each month for the period during which any such amount is outstanding beginning ten (10) days after the date such amount was or would have been, due until paid, except that if the amount is not paid within thirty (30) days after the due date, it shall bear said interest from the due date.

                                       4.

5.       HEAD LEASE INCLUSIONS AND EXCLUSIONS:

5.1 The parties hereby agree that, with the exception of the following designated paragraphs and those covenants relating exclusively to the Exclusive Space, all the covenants and agreements which are contained in the Head Lease, including all schedules, riders and addendums thereto, are by reference adopted and included in this Sublease as if herein fully written and, where appropriate, as if the words "Sublessor" and "Sublessee" were originally written wherever the words "University" and "Tenant" appear therein except where the word "University" must remain to maintain the purpose and effect of the covenant and agreement set forth and in those circumstances the Sublessee shall assume and be bound by the covenant and agreement as set forth. The paragraphs of the Lease dated the first day of August, 1997 which are excepted and excluded herefrom are those paragraphs which are entitled:

         (a)      Section 1 "Demise and Term";

         (b)      Section 2 "Payment of Rent and Other Amounts";

         (c)      Section 18 "Notice";

         (d)      Schedule "A" except paragraphs 1,2,5 and 6 which shall remain;

         (e)      Schedule "B".

5.2 The paragraphs of the Sublease Renewal Agreement dated the 27th day of February, 2002, which are excepted and excluded herefrom, are those paragraphs numbered: 2, 4 and 9.

5.3 It is understood and agreed by the parties hereto that payment of operating costs and all costs incurred pursuant to Section 8 "Provision of Services" shall be paid by the party whom received the benefit of the said service. In the event the provision of a service can be shown to have been for the benefit of the Demised Premises as a whole and for the mutual benefit of both parties, the Sublessee shall be responsible to pay 35% of the cost incurred with the Sublessor responsible for the balance unless otherwise agreed to by the parties.

6.       ASSIGNMENT:

Without first obtaining the written consent of the Sublessor, which may be unreasonably withheld, the Sublessee shall not assign this Sublease nor any interest therein.

7.       NOTICES:

7.1 Any demand or notice to be given pursuant to this Lease, unless otherwise expressly provided herein, will be duly and properly made and given if made in writing and delivered to the address of the party for whom it is intended as set out below in a cover addressed to such party as follows;

                                       5.

         (a) In the case of the Sublessor: 1123 Dentistry/Pharmacy Building, University of Alberta, Edmonton, Alberta, T6G 2N8;

         (b) In the case of the Sublessee: 1123 Dentistry/Pharmacy Building, University of Alberta, Edmonton, Alberta, T6G 2N8.

8.       USE:

8.1 As an express condition of the making of this Sublease, the Sublessee agrees that the Sublet Space and Shared Space is to be used and occupied by the Sublessee only as a pharmaceutical research facility. Any contrary use of the Sublet Space and Shared Space carried on therein shall be a material breach hereof and shall entitle the Sublessor on ten (10) day's written demand to terminate this Sublease and obtain possession of the Sublet Space and Shared Space.

9.       ADDITIONAL REMEDIES OF SUBLESSOR:

9.1 In addition to the other remedies of the Sublessor specified in and included in the Head Lease, and incorporated herein, the parties hereto agree that the only notices necessary to terminate this Sublease are those enumerated herein, with all other notices and demands required by law being hereby waived by the Sublessee, and further that this Sublease may also be terminated at the election of the Sublessor without further notice or demand in the following events:

                  (a) if the Sublessee defaults in the performance of any
                      covenant, undertaking, or obligation, required by this Sublease to be performed by the Sublessee;

                  (b) if the Sublessee wilfully falsifies any statement or
                      report required to be submitted to the Sublessor under the terms of this Sublease; and

                  (c) if the Sublessee abandons or vacates the Demised
                      Premises.

10.      ABANDONED PROPERTY:

10.1 Any personal property or equipment of the Sublessee which is removable by the Sublessee, if not removed at least 21 days upon the vacating of the Demised Premises for any reason, shall at the option of the Sublessor be deemed to have been abandoned and in such event shall, in consideration of the making of this Sublease, thereupon become the property of the Sublessor.

11.      LEASE OF CAPITAL ASSETS

11.1 The parties agree that the Sublessee owns equipment located in the Shared Space (such equipment is more particularly described in Schedule "C" attached hereto). The Sublessee agrees to lease such equipment to the Sublessor for the term of the Sublease at the rate of $6,000.00 annually to be paid in equal monthly instalments of $500.00 payable on the first day of each month. The Sublessee shall keep the equipment in good order, repair and condition and shall be responsible to insure the equipment as required. Risk of

                                       6.

         loss or damage to the equipment shall at all times rest with the Sublessee. The Sublessee may, in its sole discretion, sell any of the said equipment and shall not be required to replace the same provided that the Sublessor is first given the option of purchasing the specific piece of equipment in question at a price equal to ten (10%) percent of its original cost. In the event a piece of equipment is sold, the Sublessee shall reduce the amount of monthly rent payable pursuant to the provisions of this paragraph, as may be agreed between the parties, to an amount which reflects a fair rental for the equipment remaining.

12.      INDEMNITY RE: HAZARDOUS MATERIALS:

12.1     The Sublessee hereby indemnifies the Sublessor, its officers,

         directors, employees, agents and its shareholders and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, costs, expenses and claims of any and every kind whatsoever (including, without limitation: (i) all legal costs as between a solicitor and his own client; (ii) the costs of defending and/or counterclaiming, cross-claiming or claiming over against third parties in respect of any action or matter; and (iii) any costs, liabilities or damages arising out of a settlement of any action entered into by the Sublessor with or without the consent of the Sublessee, which at any time or from time to time may be paid, incurred or asserted against, any of them for, with respect to, or as a direct or indirect result of, the presence on or under, or the discharge, deposit, emission, leakage, spill or disposal from, the Demised Premises or any part thereof or into or upon any land, the atmosphere, or any watercourse, body of water or wetland, of any Hazardous Material to the extent such Hazardous Material was present in, on or under me Demised Premises after the time that the Sublessee takes possession of the Sublet Space; it being understood that the indemnification of the Sublessor set out in this Section 12 shall survive the expiration, surrender or other termination of this Sublease it being the intention that such indemnification shall continue in full force and effect so long as the possibility of any such losses, liabilities, damages, costs, expenses or claims exist. For the purposes of this Sublease, "Hazardous Materials" means any contaminant, pollutant or waste or any substance which, if released into the natural environment, is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health, including, without limitation, asbestos and poly-chlorinated biphenyls.

13.      MISCELLANEOUS:

13.1 The words "Sublessor" and "Sublessee" shall include and import any or all persons, firms or corporations comprising the same and words importing a firm or corporation shall import a person, persons, firms or corporations.

                  (a) The words "hereto", "herein", "hereby", "hereof,
                      "hereunder" and similar words or expressions refer to this Sublease as a whole and not to any particular section or subsection hereof and this Sublease includes any and every amendment hereto and any and every sublease for any renewal term hereof.

                                       7.

                  (b) It is expressly understood and agreed that the remedies under this Sublease, and as may be permitted by law, are cumulative and the exercise by either party against the other party of any right or remedy for a default under or a breach of any provision, covenant, agreement and condition herein contained shall not be deemed to be a waiver of or, to alter, affect or prejudice any other right or remedy to which such party might be lawfully entitled for the same default or breach and any waiver of indulgence of the strict observance, performance or compliance with any such provision, covenant, agreement and condition will not be deemed to be a waiver of a similar default or breach or will not entitle the other party to any similar indulgence.

                  (c) The provisions, covenants, agreements and conditions in this Sublease shall extend to, be binding upon and enure to The benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns and sublessees,

                  (d) This Sublease constitutes the entire agreement between the parties hereto and there are no representations, warranties or understandings except as expressly set forth herein.

                  IN WITNESS WHEREOF, the parties have executed and delivered this instrument the day and year first above written.

                                             VIREXX RESEARCH INC.

                                             By: /s/ Rob Salmon
                                                ------------------------------
                                                Name:  Rob Salmon
                                                Title: Chief Financial Officer

                                             ALTAREX CORP.

                                             By: /s/ Bob Newman
                                                ------------------------------
                                                Name:  Bob Newman
                                                Title: VP, Business Operations

       This Agreement is dated for reference the 12th day of July, 2002.

       BETWEEN:

                  ALTAREX CORP.
                 (hereinafter called the "Assignor")

                                                               OF THE FIRST PART
                                       and

                  VIREXX RESEARCH INC.
                  (hereinafter called the "Assignee")
                                                              OF THE SECOND PART

                           LEASE ASSIGNMENT AGREEMENT

                  WHEREAS by a Lease dated the 1st day of August, 1997 made between The Governors of the University of Alberta (the "University") and the Assignor, the University did demise and lease unto the Assignor the premises being a portion of the building known as the Dentistry/Pharmacy Building for a term of five (5) years expiring on the 31st day of July, 2002 (the "Lease");

                  AND WHEREAS by a Lease Renewal Agreement dated the 27th day of February, 2002 the University and the Assignor agreed to renew the Lease as provided for in the Lease Renewal Agreement (the Lease and Lease Renewal Agreement are hereinafter collectively called the "Lease");

                  AND WHEREAS by a Consent to Lease Assignment Agreement dated the 27th day of February, 2002, the University consented to the assignment of the Lease from the Assignor to the Assignee, such assignment to be effective from and after August 1, 2002;

                  NOW THEREFORE in consideration of the indemnities provided for herein, and for other valuable consideration, the Assignor and the Assignee hereby covenant and agree as follows:

                                       2.

1. The Assignor hereby assigns, transfers, sets over and conveys to the Assignee all of its residual right, title, interest and estate in and to the Lease and to have and to hold the same unto the Assignee for the Assignee's use and benefit absolutely effective from and after August 1, 2002 (the "Effective Date").

2. The Assignor also hereby assigns and transfers to the Assignee all of its right, title and interest in any chattels located in the buildings on the Lands that are the subject of the Lease (the "Lands") or otherwise located on the Lands. The Assignee hereby accepts the within assignment and covenants and agrees with the Assignor that it shall, throughout the residue of the term of the Lease and all renewals thereof, pay the rent reserved at the times and in the manner provided and be bound by, observe and perform the covenants, duties and obligations contained in the Lease.

3. The Assignor and Assignee agree that they will each from time to time and at all times hereafter, at the request of the other, but without further consideration, execute such further assurances, assignments, notices, releases and other documents and do all such further acts as may be reasonably required for the purpose of vesting in the Assignee the interest of the Assignor in and under the Lease.

4. The Assignee agrees that it shall indemnify and save harmless the Assignor, its successor, assigns, officers, directors, employees, operators, agents and lessees from and against all claims, demands, awards, costs, actions, suits, or other proceedings but whomsoever made, brought or prosecuted and from and against any and all losses, costs, damages and expenses whatsoever suffered or incurred by the Assignor, its successors, assigns, officers, directors, employees, operators, agents and lessees, by reason of any matter or thing arising out of, resulting from, attributable to or connected with the Lease which arise after the Effective Date.

5. The Assignor agrees that it shall indemnify and save harmless the Assignee, its successor, assigns, officers, directors, employees, operators, agents and lessees from and against all claims, demands, awards, costs, actions, suits, or other proceedings but whomsoever made, brought or prosecuted and from and against any and all losses, costs, damages and expenses whatsoever suffered or incurred by the Assignee, its successors, assigns, officers, directors, employees, operators, agents and lessees, by reason of any matter or thing arising out of, resulting from, attributable to or connected with the Lease which arose before the Effective Date.

6. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of Alberta and the parties attorn to and accept the exclusive jurisdiction of the Courts of the Province of Alberta.

7. This Agreement may be executed in as many counterparts as are necessary and, when a counterpart has been executed by each party, all counterparts together shall constitute this Agreement.

                                       3.

8. This Agreement shall enure to the benefit of and be binding upon the Assignor and Assignee and their respective successors and assigns.

                  IN WITNESS WHEREOF the parties have hereunto executed this Lease Assignment as of the day and year first above written.

                                             ALTAREX CORP.

                                             per  /s/ Bob Newman
                                                  ---------------------------
                                             per  /s/ Richard Bagley
                                                  ---------------------------

                                             VIREXX RESEARCH INC.

                                             per   /s/ Rob Salmon
                                                  ---------------------------

                                             per   /s/ Antoine Noujaim
                                                  ---------------------------

THIS AGREEMENT DATED FOR REFERENCE THE 27th DAY OF FEBRUARY, 2002.

BETWEEN:

                   THE GOVERNORS OF THE UNIVERSITY OF ALBERTA
                     (hereinafter called the " University")

                                      -AND-

                                  ALTAREX CORP.
                       (hereinafter called the "Assignor")

                                      -AND-

                              VIREXX RESEARCH INC.
                       (hereinafter called the "Assignee")

                           CONSENT TO LEASE ASSIGNMENT

                  WITNESSES that in consideration of the sums of $1.00 now paid by each party hereto to each other party and for other good and valuable consideration, the receipt and sufficiency of which each party hereby acknowledges, the University, the Assignor and the Assignee hereby agree as follows:

1.                DEFINITIONS. In this Agreement:

                  a)  "EFFECTIVE DATE" means August 1,2002

                  b) "LEASE" means that certain lease granted by the University or its predecessor-in-title to the Assignor or its predecessor-in-title dated as of August 1,1997 and subsequently renewed by a Lease Renewal and Amending Agreement dated February 27,2002 described in Schedule A.

2. CONSENT. The University hereby consents to the assignment of the Lease from the Assignor to the Assignee, from and after the Effective Date.

3. RELEASE. The University releases the Assignor from any and all obligations pursuant to the lease arising from and after the Effective Date.

4. ATTORNMENT. From and after the Effective Date, the Assignee will attorn to and become the Tenant to the University under the Lease and will be bound to observe or perform all the Tenant obligations under the Lease.

5. ENURING EFFECT. This Agreement will enure to the benefit of and be binding upon the University, the Assignor and the Assignee and their respective heirs, executors, administrators, successors, and permitted assigns.

6. SUBLETTING. In accordance with Clause 10.1 of the Lease, the University consents to the sublet of part of the premises to ALTAREX CORP.

Executed this l5 day of MARCH, 2002 in the City Edmonton, in the Province of Alberta.


SIGNED, SEALED AND DELIVERED                     ALTAREX CORP.
In the presence of:                              (the "Assignor")

/s/ Kathleen Theriault                           /s/ Richard E. Bagley
---------------------------------                -------------------------------
Witness

/s/ Kathleen Theriault                           /s/ Edward M. Fitzgerald
---------------------------------                -------------------------------
Witness

Executed this 18 day of MARCH, 2002 in the City of Edmonton, in the Province of Alberta.

SIGNED, SEALED AND DELIVERED                     ViRexx Research Inc.
In the presence of:                              (the "Assignee")

[ILLEGIBLE]                                      /s/ Autoine Noujaim
---------------------------------                -------------------------------
Witness

[ILLEGIBLE]                                      /s/ Rob Salmon
---------------------------------                -------------------------------
Witness

Executed this 21 day of MARCH, 2002 in the City of Edmonton, in the Province of Alberta.
                                                 THE GOVERNORS OF THE
                                                 UNIVERSITY OF ALBERTA
                                                 (the "University")

                                                [ILLEGIBLE]
                                                -------------------------------

                                                ________________________________

THIS AGREEMENT DATED FOR REFERENCE THE 27th DAY OF FEBRUARY, 2002.

BETWEEN:

                   THE GOVERNORS OF THE UNIVERSITY OF ALBERTA
                      (hereinafter called the "University")

                                      -AND-

                                  ALTAREX CORP.
                        (hereinafter called the "Tenant")

                           LEASE RENEWAL AGREEMENT

WHERE AS:

A. Pursuant to the original agreement dated the 1st day of August, 1997 (the "Lease") made between the University and Tenant, the University did demise and lease unto the Tenant the premises being a portion of the Building known as Dentistry/Pharmacy Building for a term of five
         (5) years from the 1st day of August, 1997 expiring on the 31st day July, 2002; and

B. The University and the Tenant (hereinafter sometimes called the "Parties") have agreed to Renew the, said Lease as herein provided.

The Parties acknowledge, covenant and agree as follows:

    1. Save and except as herein expressly provided, all terms and conditions as provided in the Lease shall remain unamended and shall be and shall continue to be in full force and effect.

    2. The "Term" as defined in Schedule "A" shall be amended to read which is for a period of Three (3) years commencing on the 1st day of August, 2002 expiring on the 31st day of July, 2005.

    3. "Demised Premises" as defined in Schedule "A" of the Lease shall be amended to read "that area of the Building comprising 784.6 square meters / 8,442.3 square feet more or less.

    4. The "Annual Rent" as defined in Schedule "A" shall be amended to read "the sum of $135,077.00 per annum plus Goods and Services Tax payable in equal monthly installments.

    5. Clause 6.1 shall be amended by replacing "referred to in Section 7.1 A" with "described in Schedule B Section 1.3 of the Lease".

    6.   Clause 7.1A of the "Lease" is deleted.

    7.   Section 1.2 of Schedule "B" shall be deleted.

    8.   There are no further Tenant Alterations to be made by the University.

    9.   Clause 18.1 a & b shall be amended to read;

                  (a)  in the case of the Tenant:

                       1123 Dentistry/Pharmacy Building
                       University of Alberta
                       Edmonton, Alberta
                       T6G 2J9

                  (b) in the case of the University:

                       Real Estate Services
                       University of Alberta
                       1-15 University Hall
                       Edmonton, Alberta
                       T6G 2J9

10. This Agreement shall be binding upon and shall ensure to the benefit of the University and the Tenant and their respective heirs, executors, administrators, successors and permitted assigns.

Executed this 15 day of MARCH, 2002 in the City of Edmonton, in the Province of Alberta.

SIGNED, SEALED AND DELIVERED                     ALTAREX CORP.
In the presence of:

/s/ Kathleen Theriault                           /s/ Richard E. Bagley
---------------------------------                -------------------------------
Witness

/s/ Kathleen Theriault                           /s/ Edward M. Fitzgerald
---------------------------------                -------------------------------
Witness

Executed this 21 day of MARCH, 2002 in the City of Edmonton, in the Province of Alberta.

                                                 THE GOVERNORS OF THE
                                                 UNIVERSITY OF ALBERTA

                                                [ILLEGIBLE]
                                                -------------------------------

                                                ________________________________

                             LEASE AGREEMENT BETWEEN

                   THE GOVERNORS OF THE UNIVERSITY OF ALBERTA

                                       AND

                                  ALTAREX CORP.

                                     INDEX

DESCRIPTION                                                                      PAGE
1.    Demise and Term.........................................................   1
     .1 Demise and Term
     .2 Early Termination Rights

2.    Payment of Rent and Other Amounts.......................................   1
     .1 Annual Rent
     .2 Gross Rent
     .3 Place and Manner of Payment
     .4 Interest on Overdue Amounts

3.    Use.....................................................................   2
     .1 Use of Premises
     .2 Relationship of the Parties

4.    Taxes and Other Charges Payable by the Tenant...........................   2
     .1 Taxes and Fees
     .2 Goods and Services Tax

5.    Compliance with Laws and Regulations....................................   2

6.    Maintenance and Repair..................................................   2 - 3
     .1 Tenant's Repairs
     .2 Entry by University
     .3 Condition at Expiration
     .4 Notice of Defect
     .5 Repairs by University

7.    Alterations and Fixturing...............................................   3
     .1 Tenant Alterations
     .1A Tenant Alterations made by University
     .2 State of Repair at Commencement of Term

8.    Provision of Services...................................................   3 - 4
     .1 Building Services
     .2 Janitorial Services
     .2A Security
     .3 Telephone and Telecommunication Equipment
     .4 Other University Services

9.    Insurance...............................................................   4
     .1 University Insurance
     .2 Tenant's Insurance
     .3 Extension of Rights
     .4 Deductibles
     .5 Tenant's General Liability Insurance
     .6 Evidence of Insurance
     .7 Compliance with Insurance Requirements
     .8 Environmental Compliance

10.   Assignment and Subletting...............................................   5

11.   Signs and Installation thereof..........................................   5

12.   Damage and Destruction..................................................   5
     .1 Damage to Demised Premises
     .2 Damage to Building

13.   Quiet Enjoyment.........................................................   5

14.   Indemnities.............................................................   5 - 6
     .1 By Tenant
     .2 Extension of Indemnity
     .3 Survival

15.   Use of Common Area......................................................   6

16.   Exclusion of Liability..................................................   6
     .1 General Exclusion
     .2 No Liability for Consequential Damages
     .3 Interruption of Services

17.   University's Rights.....................................................   6 - 8
     .1 Liens
     .2 Default
     .3 Consequences of Default
     .4 Non-Waiver
     .5 Right of University to Perform Tenant's Covenants
     .6 Time for Payment and Legal Costs
     .7 Remedies Cumulative

18.   Notice..................................................................   8

19.   Conditions Subsequent or Precedent......................................   8 - 9

20.   Interpretation..........................................................   9

21.   Successors and Assigns..................................................   9

22.   Time of Essence ........................................................   9

23.   Acceptance of Lease.....................................................   10

                            STANDARD LEASE AGREEMENT

 THIS LEASE AGREEMENT made as of the 1 day of August, 1997.

 BETWEEN:

                   THE GOVERNORS OF THE UNIVERSITY OF ALBERTA

                      (hereinafter called the "University")

                                OF THE FIRST PART

                                     - and -

                                 ALTA REX CORP.

                        (hereinafter called the "Tenant")

                               OF THE SECOND PART

         Each of the University and the Tenant covenants and agrees with the other as follows:

1.       DEMISE AND TERM

1.1      Demise and Term

         The University for and in consideration of the Tenant's covenants and agreements hereinafter contained leases to the Tenant the Demised Premises (as defined in Schedule "A") being a portion of the Building (as defined in Schedule "A") for the term set forth in Schedule "A".

2.       PAYMENT OF RENT AND OTHER AMOUNTS

2.1      Annual Rent

         The Tenant shall pay to the University a basic annual rent (the "Annual Rent") in the amount set forth in Schedule "A" in equal monthly installments in advance of the first day of each month of the term.

2.2      Gross Rent

         The Annual Rent is a gross rent and the Tenant shall not be required to contribute to or pay to the University maintenance and operating costs.

2.3      Place and Manner of Payment

         All rent and all other sums payable by the Tenant to the University hereunder shall be paid to the University at the office of the University hereinafter set forth or at such other place as the University may in writing, from time to time, direct without notice or demand.

2.4      Interest on Overdue Amounts

         The Tenant shall pay the University interest at a rate equal to the prime bank lending rate from time to time charged by the University's main bank in Edmonton on short term loans in Canadian dollars plus Three (3%) percent per annum on all arrears of rent or other sums payable by the Tenant to the University herein from the date of default in payment, or where provided herein, from the date the amount was expended or incurred by the University, until payment is received by the University.

3.       USE

3.1      Use of Premises

         The Tenant may use the Demised Premises only for the purposes set forth in Schedule "A" and for no other purposes and the Tenant shall not carry on any business, occupation or activities or permit anything to be carried on or done on the Demised Premises which shall be deemed a nuisance or that shall cause annoyance to other occupants of the Building or by which any insurance on the Demised Premises or the Building or any part thereof may become void or voidable. The Tenant shall comply with, and shall cause its employees to comply with, all rules and regulations from time to time of the University relating to the use of the Demised Premises and common facilities in the Building, provided the same are not inconsistent with the terms of this Lease.

3.2      Relationship of the Parties

         THE RELATIONSHIP BETWEEN THE PARTIES HERETO IS THAT OF LANDLORD AND TENANT ONLY AND NO PROVISION OF THIS LEASE IS INTENDED TO CREATE ANY OTHER TYPE OF RELATIONSHIP BETWEEN THE PARTIES. THE TENANT SHALL NOT BY VIRTUE OF THIS LEASE USE THE NAME OF THE LANDLORD NOR REPRESENT TO ANYONE ANY ASSOCIATION WITH THE UNIVERSITY (OTHER THAN THAT OF LANDLORD/TENANT) WITHOUT THE PRIOR WRITTEN CONSENT OF THE UNIVERSITY, WHICH CONSENT MAY BE ARBITRARILY WITHHELD.

4.       TAXES AND OTHER CHARGES PAYABLE BY THE TENANT

4.1      Taxes and Fees

         The Tenant, shall pay on or before their respective due dates all license fee and telephone charges to the extent the same are charged directly to the Tenant by the authority providing the same and shall also pay on or before their respective due dates all other Tenant's charges in the nature of business taxes or personal property taxes that may be assessed or charged against the Tenant with respect to its operations on or from the Demised Premises.

4.2      Goods and Services Tax

         The Tenant shall pay to the University on the day the same fall due from the Tenant under the legislation applicable thereto any and all tax required to be collected, in relation to payments arising under this Lease, from the Tenant by the University and known as Goods and Services Tax.

5.       COMPLIANCE WITH LAWS AND REGULATIONS

5.1 The Tenant shall observe, fulfil and comply with the provisions and requirements of any and all laws, orders, regulations, by-laws and ordinances of governmental bodies relating to the use and occupancy of the Demised Premises by the Tenant, and without limiting the generality of the foregoing shall, in accordance with the provisions of this Lease, make such alterations and changes to the Demised Premises required to make the same comply with the foregoing. The Tenant shall comply with all requirements of the University with respect to the use, occupation and state of the Demised Premises and any actions of the Lessee pursuant to Sections 3.1, 6.1, 7.1 or 9.8 as based on the University's assessments under the Safety Codes Act and shall reimburse the University for any costs it incurs in conducting inspections or reviews related thereto.

6.       MAINTENANCE AND REPAIR

6.1      Tenant's Repairs

         Except as otherwise provided in this Lease, the Tenant shall maintain the Demised Premises, including appurtenances thereto and improvements erected or installed therein including those referred to in Section 7.1A, in good condition during the term and shall make at its sole cost and expense, all necessary repairs and replacements thereto, except for normal wear and tear and repairs and replacements for which the University is responsible under the provisions of this Lease. Such repairs and replacements and any work carried out by the Tenant as contemplated in Article 7 shall be made or carried out at the option of the University only by, or under the direct supervision and control of, the University's Department of Physical Plant, shall be carried out by skilled and reputable contractors acceptable to the University and shall be carried out with materials of a good and substantial quality.

6.2      Entry by University

         The Tenant shall permit the University, its servants, employees and agents to enter upon the Demised premises at all reasonable times for the purpose of viewing the condition thereof and shall within ten (10) days of receipt of written notice given by or on behalf of the University commence and proceed deligently with the execution of such repairs and work required to be done by it pursuant to this lease and mentioned in such notice. In the event of the Tenant's failure or neglect to carry out any such repairs or work, the University and its agents may enter the Demised Premises and at the Tenant's expense, perform and carry out such repairs and work and the University shall not be liable for any inconvenience, disturbance, loss of business or other damage resulting therefrom and in the event the University spends any monies pursuant to this Section the Tenant will pay the same on demand together with interest from the date of such expenditure by the University.

6.3      Condition at Expiration

         Subject to the provisions of Article 12, the Tenant shall, upon termination of the term herein granted or any renewal thereof, leave the Demised Premises in the same condition as it is required to maintain the same throughout the term and shall remove from the Demised Premises any signs installed by the Tenant after the commencement of the term of this Lease and required to be so removed by the University and shall restore those parts of the Demised Premises to which those signs were affixed to the same condition as existed at the commencement of the Lease.

6.4      Notice of Defect

         The Tenant shall give prompt written notice to the University of any defect, damage, disrepair or malfunction of any structural portion of the Building or any part of the heating, plumbing , electrical, ventilating, air conditioning or lighting systems in the Building.

6.5      Repairs by University

         The University shall, from time to time, throughout the term:

         (a) carry out as soon as reasonably possible in the circumstances after receipt of notice thereof in writing from the Tenant, structural repairs to the foundations, exterior walls, structural sub-floors, the structural portions of bearing walls and structural columns and beams which if not carried out would interfere with or impair the use, occupancy or safety of the Demised Premises;

         (b) carry out as soon as reasonably possible in the circumstances after receipt of notice thereof in writing from the Tenant, repairs to the electrical and mechanical systems within or serving the Demised Premises to the extent such systems do not form a part of installations or fixtures, either made by the Tenant or made for the Tenant by the University pursuant to Section 7.1A;

         (C) repair all damage to the Demised Premises which is covered by any insurance effected by the University in accordance with the provisions of Article 9 to the extent of the proceeds of such insurance applicable thereto and received by the University.

7.       ALTERATIONS AND FIXTURING

7.1      Tenant Alterations

         The Tenant shall not alter, improve, finish or renovate the Demised Premises or install any office fixtures or equipment therein without the consent of the University first had and obtained, which consent shall not be unreasonably withheld. All alterations, improvements, finishes and renovations shall immediately become part of the Demised Premises and the Building, provided always that the University may at the expiration or sooner termination of this Lease require the Tenant restore the Demised Premises in whole or part to the same condition in which they were at the time of entering into this Lease.

7.1A     Tenant Alterations Made By University

         The University shall, at its expense, construct Tenant improvements to the Demised Premises in accordance with the plans and specifications attached as Schedule B by June 30 in accordance with a construction schedule and procedures agreed upon between the University and the Tenant.

7.2      State of Repair at Commencement of Term

         The Tenant acknowledges that as at the commencement date of the term of this Lease, the Demised Premises are in a good and tenentable state of repair.

8.       PROVISION OF SERVICES

8.1      Building Services

         The University shall provide heating, electrical supply and water supply to the Demised Premises in accordance with the standards generally applicable to other space within the Building.

8.2      Janitorial Services

         The Tenant shall, at its expense, provide necessary janitorial and maintenance services to the Demised Premises to ensure the same are kept in a clear, tidy and sanitary condition.

8.2A     Security

         The Tenant shall, at its expense and in accordance with the approvals of the University through campus security and Physical Plant, make all necessary arrangements for securing the Demised Premises, such arrangements to include access rights for campus security, the Department of Physical Plant, and any other properly authorized persons in the event of emergency or for the performance of the University's obligations or the exercise of its rights pursuant to the Lease.

8.3      Telephone and Telecommunication Equipment

         The Tenent shall arrange for and pay for any and all required telephone and telecommunication installation and use charges. All arrangements for telephone services or equipment on University property must be coordinated with the Telecommunications Division of Physical Plant (492-4261).

8.4      Other University Services

         THE TENANT ACKNOWLEDGES THAT THIS AGREEMENT IS FOR USE OF SPACE ONLY. THE TENANT MUST MAKE

ARRANGEMENTS WITH THE APPROPRIATE DEPARTMENT FOR PROVISION OF ADDITIONAL UNIVERSITY SERVICES AND MUST ESTABLISH METHODS FOR PAYMENT FOR SAID SERVICES WITH THE OFFICE OF THE COMPTROLLER ANY SUCH SERVICES WILL BE MADE AVAILABLE BY THE UNIVERSITY AT RATES ESTABLISHED BY THE UNIVERSITY FROM TIME TO TIME.

9.       INSURANCE

9.1      University's Insurance

         Notwithstanding any contribution by the Tenant to the cost of the University's insurance premiums, any and all insurance placed by the University including that with respect to the Building, the Demised Premises or any risk associated with either is for the sole benefit of the University and the Tenant shall have no interest therein or arising thereunder and no waiver of subrogation or recourse is granted by the University to the Tenant.

9.2      Tenant's Insurance

         The Tenant shall at all times during the term insure and keep insured with an insurer licensed in Alberta all equipment and fixtures and other property of the Tenant located on or within the Demised Premises against all risks of direct physical loss or damage in amounts adequate to cover the value of such property. Such insurance shall contain a waiver of all rights of subrogation against the University and Its servants, agents, officers and employees acting in the course of or in connection with their employment. The Tenant shall also insure and keep insured for such other risks and liabilities and for such amounts the University may reasonably request.

9.3      Extension of Rights

         Every right, exemption from liability, defence and immunity of whatsoever nature applicable to the University or to which the University is entitled pursuant to the provisions at Section 9.2 and pursuant to Section 9.4 shall also be available and shall extend to protect each servant, agent, officer and employee of the University acting in the course of or in connection with his employment and for the purpose of all the foregoing provisions of this Section
9.3 and for the purposes of Section 9.4, the University is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of each person who is or who becomes the servant, agent, officer or employee of the University from time to time.

9.4      Deductibles

         The insurance policy referred to in Section 9.2 may contain such deductible as is determined upon by the Tenant and agreed to by the University, acting reasonably, provided always however that to the extent such policy contains a deductible, the Tenant shall act as a self-insured and waives recourse co-extensive with the waiver of subrogation referred to in Sections 9.2 and 9,3.

9.5      Tenant's General Liability Insurance

         The Tenant shall place and maintain comprehensive general liability insurance in an amount of not less than the amount set out in Clause 6 of Schedule A per occurrence, against claims for personal injury, death or property damage occurring on or in the demised premises, such insurance to afford protection to a limit of not less than the amount set out in Clause 5 of Schedule A inclusive, in respect of any one occurrence.

9.6      Evidence of Insurance

         Certificates evidencing such insurance as required to be carried by it pursuant to the provisions of this Article 9 shall be made available by the Tenant to the University upon the University's request.

9.7      Compliance With Insurance Requirements

         The Tenant shall comply with all lawful requirements of any insurance carrier of the University affecting the Building.

9.8      Environmental Compliance

         The Tenant shall at its own cost comply with all laws, regulations and government orders or directions relating to the use, generation, manufacture, production, processing, storage, transportation, handling, release, disposal or clean-up of hazardous substances and the protection of the environment on, under or about the Demised Premises. The term "hazardous substances" includes, without limitation, flammables, explosives, radioactive materials, hazardous chemicals and waste or substances, petroleum and petroleum products and all substances, materials, goods or gases declared or listed to be hazardous or toxic under laws or regulations in force in the Province. The Tenant shall not use or cause or permit to occur the generation, manufacture, production, processing, storage, handling, release, disposal or clean-up of, any hazardous substance on, under or about the Demised Premises or the transportation to or from the Demised Premises of any hazardous substances except as specifically disclosed to and approved by the University and except in accordance with such requirements of the University as are applicable thereto. Upon the demand of any governmental authority, or the University, that a clean-up be undertaken because of any deposit, emission, leak, spill, discharge or other release of hazardous substance that occurs during the Tern on, under, about, at or from the Demised Premises the Tenant shall at its own expense take all remedial action necessary to carry out a full and complete clean-up and shall thereafter provide to the University an independent report or audit in form and substance and from qualified experts approved by the University acting reasonably, certifying such clean-up has been properly completed.

10.      ASSIGNMENT AND SUBLETTING

10.1 The Tenant shall not assign this Lease nor sublet the Demised Premises or any part thereof without the prior written consent of the University first had and obtained, which consent may be withheld for any reason which the University in its sole discretion deems appropriate.

11.      SIGNS AND INSTALLATION THEREOF

11.1 The Tenant shall place no signs on the exterior of the Demised Premises or to the extent the same are visible from the exterior of the Demised Premises on the interior thereof without the prior written consent of the University which may be arbitrarily withheld.

12.      DAMAGE AND DESTRUCTION

12.1     Damage to Demised Premises

         If during the term hereof the Demised Premises or the Building shall be destroyed or damaged by fire, lightning, storm or tempest, act of God or other casualty or accident so as in the opinion of the University, acting reasonably, to render any portion of the Demised Premises which portion constitutes in excess of fifty (50%) per cent in total of the area of the Demised Premises unfit for occupancy and incapable of being repaired within ninety (90) days of the happening of such damage, the term hereby granted shall at the option of the University cease and be at an end to all intents and purposes from the date of such damage or destruction and the Tenant shall immediately surrender and yield up possession of the Demised Premises to the University. If, however, such portions of the Demised Premises shall in the opinion of the University, acting reasonably, be capable of being repaired and rendered fit for occupancy by the Tenant within ninety (90) days from the happening of such damage or the portion constitutes less than fifty 50%) per cent in total area of the Demised Premises or neither the University nor the Tenant terminates the term as otherwise entitled above, this Lease and the term shall continue, but the amounts payable for Annual Rent shall cease and determine until such time as the Demised Premises are rebuilt and made fit for the purposes of the Tenant, provided that to the extent such damage or destruction prevents use and occupancy by the Tenant of part only of the Demised Premises then the Annual Rent shall abate proportionately only until such time or times as various portions of the Demised Premises are rebuilt and made fit for the purposes of the Tenant having regard to the portions of the Demised Premises which are so unusable by the Tenant. In the situations contemplated in the preceding portions of this Section in which the Lease is not terminated, the University shall proceed forthwith and diligently to effect any necessary repairs and rebuilding to the Building and the Demised Premises provided that the University shall not, except as otherwise required pursuant to Section 6.5(c), be responsible for the rebuilding or restoration of any alterations, improvements, fixtures, partitions, materials, equipment or furnishings made or installed by or for the Tenant.

12:2     Damage to Building

         In the event that the damage or destruction referred to above does not prevent the Demised Premises being used and occupied by the Tenant but is such so as to require the University to substantially demolish the Building in order to repair such damage or destruction, at the option of the University to be exercised by giving at least thirty (30) days prior written notice thereof to the Tenant, the University may terminate this Lease as at the time set forth in such notice.

13.      QUIET ENJOYMENT

13.1 The University has good right and full power to lease the Demised Premises and to grant the rights and privileges herein set out and so long as the Tenant complies with and performs its obligations under this Lease, it shall quietly enjoy the Demised Premises without hindrance or molestation by the University or any person claiming by, through or under the University, on the terms and conditions set forth in this Lease.

14.      INDEMNITIES

14.1     By Tenant

         The Tenant shall indemnify and save harmless the University, its officers, servants, agents and employees from any and all claims, damages, actions, suits and costs whatsoever brought by any person against the University caused by or arising out of, directly or indirectly:

     (a)      the performance of this Lease by the Tenant;

     (b)      the Tenant's occupancy or use of the Demised Premises;

     (c) any business or operations of the Tenant conducted in the Demised Premises; or

     (d) by reason of any matter or thing done, permitted or omitted to be done by the Tenant, its servants, agents, officers or employees whether occasioned by negligence or otherwise on, in or in relation to the Demised Premises during the term of this Lease or any renewal thereof.

14.2     Extension of Indemnity

         The Tenant's covenant to indemnify and hold harmless the University, its servants, agents, officers or employees as provided in Section 14.1 shall extend to all claims and demands by reason of improper or faulty erection or construction of facilities; trade fixtures or equipment installed on or in the Demised Premises by or on behalf of the Tenant.

14.3     Survival

         The obligation of the Tenant pursuant to Section 14.1 shall survive any termination of this Lease.

15.      USE OF COMMON AREAS

15.1 The Tenant, it's invitees, employees and agents shall have the privilege of utilising in common with other persons entitled thereto at all reasonable hours, restroom and washroom facilities Situated in the Building in a reasonably close proximity to the Demised Premises together with the right to use in common with others entitled thereto, walkways, hallways, stairs, elevators, escalators, entrances and exits for the purpose of gaining ingress to and egress from the Demised Premises.

16.      EXCLUSION OF LIABILITY

16.1     General Exclusion.

         Notwithstanding anything in this Lease otherwise contained, notwithstanding that the same may be caused or occasioned by the negligence to any degree of the University, its servants, agents or employees, the University:

         (a) shall not except to the extent the same is recoverable from insurance required to be carried by the University hereunder be liable for damage or injury to any property of the Tenant which is entrusted to the care or control of the University, its agents, servants or employees;

         (b) shall not except to the extent the same is recoverable from insurance required to be carried by the University hereunder be liable or responsible in any way for any personal injury of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent, servant or invitee of the Tenant or any other person who may be upon the Demised Premises or the Building or for any loss of or damage or injury to any property belonging to the Tenant or to its employees, agents, servants or invitees or any other person while such property is on or within the Demised Premises or the Building.

16.2     No Liability for Consequential Damages

         Notwithstanding anything in this Lease otherwise contained, neither the University, its agents, servants nor employees shall be liable or responsible in any way for any indirect or consequential losses or damages of any nature whatsoever that may be suffered or sustained by the Tenant or any employee, agent, servant or invitee of the Tenant or any other person who may be upon the Demised Premises or the Building howsoever the same are caused, including by the negligence to any degree of the University, its employees, agents or servants.

16.3     Interruption of Services

         Notwithstanding anything in this Lease otherwise contained, the University shall not be liable for any damage or damages of any nature whatsoever and howsoever caused, including by the negligence to any degree of the University, its employees, agents or servants and arising by failure to supply adequate drainage, snow or ice removal, or by reason of the interruption of any public utility or of any service required to be provided to the University or pursuant to Article 8, to be provided by the University or in the event that steam, water, rain or snow may leak into, issue or flow from any part of the Building or from the water, steam, sprinkler or drainage pipes or plumbing works or from any other place or quarter or for any damage caused by anything done or omitted by any tenant, but the University shall, after notice of the same and where it is within its obligation so to do, use all reasonable diligence to remedy such condition, failure or interruption of service when not directly or indirectly attributable to the Tenant.

17.      UNIVERSITY'S RIGHTS

17.0l     Liens

         The Tenant shall not suffer nor permit during the term of this Lease any builders' liens or other liens for work, labour, services or material ordered by or at the request of the Tenant or for the cost of which the Tenant may in any way be obligated, to attach to the title to the Lands or any portion thereof. Whenever and so often, if ever, as any such lien or liens shall be filed or shall so attach, the Tenant will, within thirty five (35) days thereafter, either pay the same or procure the discharge thereof by giving security therefor or in such other manner as is or may be required or permitted by law in order that such lien or liens be removed.

17.02    Default

         If and whenever:

         (a) the rent hereby reserved, or any part thereof, be not paid when due, or there is non-payment of any other sum which the Tanant is obligated to pay under any provisions hereof, and such default shall continue for fifteen (15) days after notice by the University requiring the Tenant to rectify the same; or

     (b) the term or any goods, chattels, equipment or other personal property of the Tenant, shall be taken or be eligible in execution or attachment, or if a Writ of Execution shall issue against the Tenant; or

     (c) the Tenant shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any act that may be in force for bankrupt or insolvent debtors, or become involved in a winding-up proceeding, voluntary or otherwise, or if a receiver shall be appointed for the business, property, affairs or revenues of the Tenant, or if any Governmental authority should take possession of the business or property of the Tenant; or

     (d) the Tenant shall make a bulk sale of its goods or move or commence, attempt or threaten to move its goods, Chattels and equipment out of the Demised Premises (other than in the routine course of its business) or shall, for a period of fifteen (15) consecutive days (without the prior written consent of the University) fail to conduct operations in the Demised Premises; or

     (e) the Tenant shall vacate or abandon the Demised Premises in whole or in part; or

     (f) the Tenant shall assign or sub-let or purport to assign or sub-let any portion or all of the Term or the Demised Premises without the written consent of the University as required pursuant to this Lease; or

     (g) the Tenant shall fail to remedy any condition giving rise to cancellation, threatened cancellation, reduction or threatened reduction of any insurance policy on the Building or any part thereof within Twenty-Four (24) hours after notice thereof by the University; or

     (h) the Tenant shall not observe, perform and keep any other of the covenants, agreements, provisions, stipulations and conditions herein to be observed, performed and kept by the Tenant and shall persist in such failure for fifteen (15) days after notice by the University requiring that the Tenant remedy, correct, desist or comply (or in the case of any such breach which reasonably would require more than fifteen (15) days to rectify unless the Tenant shall commence rectification within the said fifteen (15) day period and thereafter promptly and diligently and continuously proceed with the rectification of the breach);

     (i) the University, as Sublessor, becomes entitled to re-enter the Subpremises subleased by it to the Tenant in Campus Towers, by lease of even date;

then and in any of such cases at the option of the University, the full amount of the current month's and the next ensuing three (3) month's rent shall, without limiting the right of the University to recover from the Tenant any greater or other losses suffered by the University immediately become due and payable and the University may immediately distrain for the same, together with any arrears then unpaid; and the University may without notice or any form of legal process forthwith re-enter upon and take possession of the Demised Premises or any part thereof in the name of the whole and remove and sell the Tenant's goods, chattels, equipment and any other property therefrom, any rule of law or equity to the contrary notwithstanding; and the University may seize and sell such goods, chattels, equipment and other property of the Tenant as are in the Demised Premises or at any place to which the Tenant or any other person may have removed them in the same manner as if they had remained and been distrained upon the Demised Premises; and such sale may be effected in the discretion of the University either by public auction or by private treaty, and either in bulk or by individual item, or partly by one means and partly by another, all as the University in its entire discretion may decide, and the Tenant waives and renounces the benefit of any present or future Statute or amendments thereto taking away or limiting the University's right of distress.

17.03    Consequences of Default

         If and whenever the University is entitled to re-enter the Demised Premises, or does re-enter the Demised Premises, the University may either terminate this Lease by giving written notice of termination to the Tenant, or by posting notice of termination in the Demised Premises, and in such event the Tenant will forthwith vacate and surrender the Demised Premises or alternatively, the University may from time to time without terminating the Tenant's obligations under this Lease, make alterations and repairs considered by the University necessary to facilitate a sub-letting and subplot the demised premises or any part thereof as agent of the Tenant for such term or terms and at such rent or rents and upon such other terms and conditions as the University in its reasonable discretion considers advisable. Upon each sub-letting all rent and other monies received by the University from the sub-letting will be applied first to the payment of indebtedness other than rent due hereunder from the Tenant to the University, second to the payment of costs and expenses of the sub-letting including brokerage fees and solicitors' fees and costs of the alterations and repairs, and third to the payment of rent due and unpaid hereunder. The residue, if any, will be held by the University and applied in payment of future rent as it becomes due and payable. If the rent received from the sub-letting during a month is less than the rent to be paid during that month by the Tenant,. the Tenant will pay the deficiency to the University. The deficiency will be calculated and paid monthly. No re-entry by the University will be construed as an election on its part to terminate this Lease unless a written notice of that intention is given to the Tenant or posted as aforesaid. Despite a sub-letting without termination, the University may elect at any time to terminate this lease for a previous breach. If the University terminates this Lease for any breach, such termination shall be without prejudice to the University's right to recover from the Tenant for past, present and prospective damages.

17.04    Non-Waiver

         The failure of the University to insist in any one or more cases upon the strict performance of any of the covenants of this Lease or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such covenant or option and the acceptance of Rent by the University with knowledge of the breach by the Tenant of any covenants or conditions of this Lease shall not be deemed to be a waiver or such breach and no waiver by the University of any provisions of this Lease shall be deemed to have been made unless expressed in writing and signed by the University.

17.05    Right of University to Perform Tenant's Covenants

         If at any time and so often as the same shall happen, the Tenant shall make default in the observance or performance of any of the Tenant's covenants herein contained, then the University may, but shall not be obligated to, without waiving or releasing the Tenant from its obligations under the terms of this Lease, itself observe and perform the covenant or covenants in respect of which the Tenant is in default, and in that connection may pay such monies as may be required or as the University may reasonably deem expedient, and the University may thereupon charge all monies so paid and expended by it to the Tenant together with interest thereon from the date upon which the University shall have paid out the same; provided however that if the University commences and completes either the performance of any such covenant or covenants or any part thereof, the University shall not be obliged to complete such performance or be later obliged to act in like fashion.

17.06    Time for Payment and Legal Costs

         Unless otherwise expressly provided in this Lease, all sums and costs paid by the University, including costs paid between solicitor and client, on account of any default by the Tenant under this Lease shall be payable to the University by the Tenant forthwith, with interest thereon at the rate hereinbefore set forth from date of payment of such sums or costs by the University.

         Unless otherwise expressly provided in the Lease, all amounts (other than rent) required to be paid by the Tenant to the University pursuant to this Lease shall be payable or demand at the place designated by the University for payment of rent and if not so paid within Ten (10) days of such demand shall be treated as rent in arrears and the University may, in addition to any other remedy it may have for the recovery of the same, distrain for the amount thereof as rent in arrears.

17.07    Remedies Cumulative

         All rights and remedies of the University in this Lease contained shall be cumulative and not alternative and are not dependent the one on the other and mention of any particular remedy or remedies of the University in respect of any default by the Tenant shall not preclude the University from any other remedy in respect thereof, whether available at law or in equity or as expressly provided for herein.

18.      NOTICE

18.1 Any demand or notice to be given pursuant to this Lease, unless otherwise expressly provided herein, will be duly and properly made and given if made in writing and delivered to the address of the party for whom it is intended as set out below in a cover addressed to such party as follows:

    (a)    in the case of the Tenant:

           Third Floor
           Campus Tower
           11145 - 87 Avenue
           Edmonton AB

    (b)    in the case of the University:

           Real Estate Services
           University of Alberta
           1-13 University Hall
           University of Alberta
           Edmonton AB T6G 2J9

or to such other addresses as the parties may from time to time designate in writing, and any demand or notice so made or given will be deemed to have been duly and properly made or given and received on the day on which it shall have been so delivered.

19.      CONDITIONS SUBSEQUENT OR PRECEDENT

19.1 There are no conditions to this Lease, either subsequent or precedent, except as set forth herein. This Lease constitutes the entire agreement between the parties with respect to the matters dealt with herein, and no representations or warranties have been made by the University to the Tenant other than as contained herein.

20.      INTERPRETATION

20.1 The headings used throughout this Lease are inserted for reference purposes only and are not considered or taken into account in construing the terms and provisions of any paragraph or Section and are not to be deemed in any way to qualify, modify, or explain, the effects of such provisions or terms.

21.      SUCCESSORS AND ASSIGNS

21.1 This Lease shall ensure to the benefit of and be binding upon the parties hereto and their respective successors and assigns or where required herein their respective approved successors and assigns.

22.      TIME OF ESSENCE

22.1     Time is of the essence of this Lease.

23.      ACCEPTANCE OF LEASE

23.1 The Tenant accepts the demise herein contained on the terms and conditions herein contained.

         IN WITNESS WHEREOF the parties hereto have by their authorized representatives in that behalf set their respective hands and seals as of the day and year first above written.

Signed on behalf of:                       THE GOVERNORS OF THE
                                           UNIVERSITY OF ALBERTA

                                           Per: /s/ [ILLEGIBLE]
                                                --------------------------------

                                           Per: ________________________________
                                                                          (SEAL)

Signed on behalf of:                       ALTA REX CORP.

                                           Per: /s/ Antoine Noujaim
                                                --------------------------------
                                           Per: ________________________________
                                                                          (SEAL)

                                   SCHEDULE A

                                   SCHEDULE "A"

For the purposes of the Lease of which this Schedule forms A part:

1. "Demised Premises" means that area of the Building comprising 621.8 square maters / 6690.57 square feet more or less outlined in red on part 2 of this Schedule.

2.   "Building" means the Dentistry Pharmacy Building.

3. "Term" means the term of the Lease, which is for & period of 5 years, commencing on the 1st day of August, 1997.

4.   "Annual Rent" means the sum of $78,681.00.

5.   The use which may be made of the Demised premises as contemplated in
     Section 3.1 is pharmaceutical laboratories.

6. The tenant shall maintain Comprehensive General Liability insurance as outlined in clause 9.5 of the lease in an amount not less than $2.0 Million___________

     $5.0 Million X

                                   SCHEDULE B

1.       SCOPE

         1.1      Location

         AltaRex will occupy the west wing on the first floor plus some space in the basement as shown on the attached plan.

         1.2      Area

Labs                   439.5 m(2) (4,729 sq.ft.)
Offices                163.2 m(2) (1,756 sq.ft.)
Washrooms               19.1 m(2) (206 sq.ft.)

Total                  621.8 m(2) (6,691 sq.ft.)

         1.3      Renovation Work

                  .1       General

                           - provide air conditioning/ cooling (new chilled water pumps)

                           -    upgrade sprinklers to current code

                           - provide fire alarm devices( connected to existing system)

                           - supply and install power, telephone, computer and network connections

                           -    paint walls, doors and window frames

                           - provide new doors and hardware (re-use existing as much as possible)

                           - demolish and remove walls, doors and ceiling as required

                           -    remove asbestos (piping & flooring)

                           -    provide new washrooms in basement

                  .2       Labs

                           - provide new walls, ceilings and flooring as required (floors & ceilings are to be sealed where noted)

                           -    install new recessed light fixtures

                           - provide new metal cabinets (re-use existing where possible)

                           -    provide and install 3 new fumehoods

                           -    provide new sinks where noted

                           - install lab services - gas, compressed air, vacuum, water and distilled water

                           -    provide new clean room with special ventilation

                           - provide new cold room (+5 degree C) in the basement

                  .3       Offices

                           -    existing ceilings to remain

                           -    provide new carpet